Exhibit 3.2

AMENDMENT NO. 2
TO
THE BYLAWS OF
ADCARE HEALTH SYSTEMS, INC.

I, the undersigned, do hereby certify:

1.	I am a duly elected, qualified and acting officer of AdCare Health Systems, Inc., a Georgia corporation (the “Corporation”).

2.	The amendments to the Corporation’s Bylaws (the “Bylaws”) provided for herein were adopted by the Corporation’s Board of Directors on October 13, 2015.

2.	Such amendments were duly approved by the Corporation’s shareholders on December 10, 2015, in accordance with Section 14-2-1020(c) of the Georgia Business Corporation Code.

3.	Article III, Section 3.02 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“3.02    Number, Election and Term of Office. The number of directors of the Corporation shall be no less than three (3) and no greater than twelve (12) and may be fixed by resolution of the Board of Directors from time to time. Each director shall be elected at each annual meeting of shareholders and shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until the earlier death, resignation or removal of such director.

Except as provided in Section 3.04, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The number of directors may be increased or decreased from time to time as provided herein or by amendment to these Bylaws; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.”

3.	Article III, Section 3.04 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“3.04    Vacancies. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section 3.04 shall hold office until the next election of directors by shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Even if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the directors may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. If the vacant directorship was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill such vacancy.”

* * * * *
IN WITNESS WHEREOF, I have hereunto subscribed my name this 10th day of December 2015.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ William McBride
Name:	William McBride, III
Title:	Chief Executive Officer

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